Exhibit 5.5

500 IDS CENTER

80 SOUTH EIGHTH STREET

MINNEAPOLIS, MN 55402-3796

MAIN: 612.632.3000

FAX: 612.632.4444

August 6, 2009

Cellu Tissue Holdings, Inc.

3442 Francis Road

Suite 220

Alpharetta, Georgia 30004

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Cellu Tissue-CityForest LLC, a Minnesota limited liability company (the “Guarantor”), solely for purposes of rendering this opinion letter.  We understand the Guarantor is a wholly owned subsidiary of Cellu Tissue Holdings, Inc. (the “Company”).  We do not otherwise represent the Guarantor.

This opinion is being rendered in connection with the Company’s proposed offer to exchange $255,000,000 aggregate principal amount of its 11½% Senior Secured Notes due 2014 and the guarantees thereof (the “New Notes”) for all of its outstanding 11½% Senior Secured Notes due 2014 and the guarantees thereof (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Guarantor) as we considered necessary or appropriate for enabling us to express the opinions set forth below and we have assumed the genuineness of all signatures and the legal cpacity of all persons signing each document.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based upon and subject to the foregoing, we are of the opinion that the Guarantor has the requisite organizational power and authority to enter into the Subsidiary Guarantee with respect to the New Notes; all organizational action necessary for the authorization, execution and delivery by the Guarantor of the Subsidiary Guarantee has been taken; and the Subsidiary Guarantee, when executed and delivered as contemplated by the Indenture and the Registration Rights Agreement by an Authorized Officer of the Guarantor, will have been duly executed and delivered by the Guarantor.  “Authorized Officer” means any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, and any Senior Vice President.

GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

A FULL-SERVICE LAW FIRM

MINNEAPOLIS, MN • ST. CLOUD, MN • WASHINGTON, DC

WWW.GPMLAW.COM

The opinions expressed herein are limited to the limited liability company laws of the State of Minnesota, excluding choice of law provisions, in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction.

Solely for the purpose of providing its opinion filed as Exhibit 5.1 to the Registration Statement, King & Spalding LLP, outside counsel to the Company and the Guarantor, may rely on this opinion with regard to Minnesota law.

We hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.